UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2007

Genelabs Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

California	0-19222	94-3010150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Penobscot Drive, Redwood City, California		94063
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 369-9500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2006, Genelabs Technologies, Inc. (“Genelabs”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with institutional and other accredited investors (each a “Purchaser”) pursuant to which it sold an aggregate of approximately 5.8 million shares (the “Shares”) of Genelabs’ common stock, no par value (the “Common Stock”) and five year warrants to purchase an aggregate of approximately 1.7 million shares of Common Stock (the “Warrant Shares”). The Purchase Agreement provides for Genelabs to sell the shares and warrants for $1.72 per share (which includes the warrant price of $0.125 per share underlying the warrants), with a warrant exercise price of $1.85 per share (the “Private Placement”). The closing of the Private Placement occurred on February 14, 2007.

Pursuant to the Purchase Agreements, Genelabs agreed to file a Registration Statement on Form S-3, or another available form, with the Securities and Exchange Commission (the “Commission”) within 30 days after the closing of the Private Placement to register the resale of the Shares. Genelabs also agreed to use its best efforts to have the Registration Statement declared effective within 90 days after the closing of the Private Placement. If the Registration Statement is not filed with the Commission or is not declared effective by the applicable required date, then Genelabs has agreed to pay each Purchaser, as liquidated damages, an amount equal to 1.0% of the purchase price paid by each such Purchaser in the Private Placement for each month following the applicable required date until the Registration Statement is either filed with the Commission or declared effective, as the case may be, subject to the aggregate limit per Purchaser on liquidated damages as described below. In addition, Genelabs agreed to keep the Registration Statement effective until the earliest of (a) the second anniversary of the Closing, (b) the date when all Registrable Securities covered by such Registration Statement have been sold or (c) the date upon which all of the Shares and Warrant Shares, assuming net exercise of the Warrants pursuant to the provisions thereof, may be sold in any three month period in reliance on Rule 144 promulgated under the Securities Act of 1933. If, after the Registration Statement is declared effective, Genelabs suspends the use of the Registration Statement by the Purchasers for the resale of the Shares, Genelabs has agreed to pay each Purchaser as liquidated damages an amount equal to 1.0% of the purchase price paid by each such Purchaser in the Private Placement for each month that the use of the Registration Statement is suspended in excess of a maximum of 60 days in the aggregate in any 12-month period, subject to reduction as set forth in the Purchase Agreement and subject to the aggregate limit on liquidated damages described below. Under the Purchase Agreement, the maximum aggregate amount of liquidated damages payable to each Purchaser is limited to 10% of the purchase price paid by each such Purchaser in the Private Placement.

The foregoing description of the Private Placement and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Purchase Agreement attached hereto as Exhibit 10.1 which is incorporated herein by this reference.

Item 3.02. Unregistered Sales of Equity Securities.

Genelabs expects the Private Placement of the Shares to result in gross proceeds to Genelabs of approximately $10.0 million before deducting fees payable to Oppenheimer & Co, Inc., the placement agents in the Private Placement, and other transaction expenses payable by Genelabs, which will result in Genelabs’ receipt of approximately $9.2 million in net proceeds.

Genelabs agreed to pay aggregate placement agent fees of seven percent (7%) of the gross proceeds resulting from the Private Placement plus warrants to purchase an aggregate of 3% of the shares sold in the Private Placement to the placement agents.

The Shares were offered and sold in the Private Placement to certain institutional and other accredited investors without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the securities issued in the Private Placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

Additional information regarding the Shares and the Private Placement is included under Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On February 14, 2007, Genelabs issued a press release announcing it had closed the Private Placement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement dated February 8, 2007.

99.1	Press Release of Registrant, dated February 14, 2007, entitled "Genelabs Technologies Announces Completion of $10 Million Private Placement Financing."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genelabs Technologies, Inc.
Date: February 14, 2007	By:	/s/ James A.D. Smith
	Name:	James A.D. Smith
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement dated February 8, 2007.

99.1	Press Release of Registrant, dated February 14, 2007 Genelabs Technologies Announces Completion of $10 Million Private Placement Financing.